Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	April 26, 2022

FHLB CINCINNATI ANNOUNCES FIRST QUARTER 2022 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the first quarter ended March 31, 2022.
Operating Results
▪For the first quarter, net income was $16 million and return on average equity (ROE) was 1.48 percent. This compares to net income of $19 million and ROE of 1.96 percent for the same period of 2021. The decline in profitability in the first three months of 2022 compared to the same period of 2021 was primarily due to unrealized losses on certain derivatives and other financial instruments carried at fair value. This decline in profitability was partially offset by an increase in net interest income resulting from lower premium amortization in the first quarter of 2022. Premium amortization declined because of lower volumes of mortgage refinance activity given the increase in mortgage rates.

Balance Sheet Highlights
▪Total assets at March 31, 2022 were $79.3 billion, an increase of $18.7 billion (31 percent) from year-end 2021.
▪Mission Assets and Activities – comprising major activities with members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – was $74.9 billion at March 31, 2022, an increase of $9.7 billion (15 percent) from year-end 2021. The growth in Mission Assets and Activities was primarily driven by a $10.7 billion increase in Advance balances. The increase in Advances was primarily due to a few large-asset members accessing temporary liquidity because of uncertainties in the financial markets. Despite the increase in Advances, demand for Advances continues to be impacted by the unprecedented amount of liquidity in the financial markets as a result of governmental stimulus actions in response to the COVID-19 pandemic.
▪Total investments at March 31, 2022 were $37.8 billion, an increase of $8.4 billion from year-end 2021, which was primarily driven by higher liquidity investments. Total investments included $11.8 billion of mortgage-backed securities and $26.0 billion of liquidity investments. The increase in liquidity investments was driven by maturities and prepayments of Advances near the end of the first quarter of 2022, and the related funds were temporarily invested in short-term liquidity instruments. The FHLB uses its liquidity portfolio to ensure it can meet the borrowing needs of members and to meet all current and anticipated financial commitments.
▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On March 31, 2022, GAAP capital was $4.3 billion, an increase of 13 percent from year-end 2021. The GAAP and regulatory capital-to-assets ratios were 5.39 percent and 6.08 percent, respectively, at March 31, 2022. Retained earnings were $1.3 billion at March 31, 2022, flat compared to year-end 2021.
Dividend
▪The FHLB paid its stockholders a cash dividend on March 17, 2022 at a 2.00 percent annualized rate, which is 1.89 percentage points above first quarter average overnight interest rates. The FHLB computes average overnight interest rates as a blend of the Secured Overnight Financing Rate and Federal funds effective rate.
Housing and Community Investment
▪The FHLB annually sets aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for the first quarter of 2022 resulted in an accrual of $2 million to the Affordable Housing Program (AHP) pool of funds available to members. Since the inception of the AHP in 1990, the FHLB has awarded over $829 million in subsidies towards the creation of more than 103,000 units of affordable housing.
▪In addition to the required AHP assessment, the FHLB continued its two voluntary housing programs in 2022. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

The FHLB expects to file its first quarter 2022 Form 10-Q with the Securities and Exchange Commission on or about May 5, 2022.

About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 617 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions, including the discontinuation of the London InterBank Offered Rate; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; the current COVID-19 global pandemic; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31, 2022	December 31, 2021	Percent Change (2)
Total assets	$79,336	$60,618	31%
Advances (principal)	33,650	22,954	47
Mortgage loans held for portfolio (principal)	7,379	7,402	—
Total investments	37,773	29,392	29
Consolidated Obligations	71,666	54,440	32
Mandatorily redeemable capital stock	529	21	NM
Capital stock	3,000	2,490	21
Total retained earnings	1,297	1,293	—
Total capital	4,273	3,796	13
Regulatory capital (1)	4,826	3,804	27

Capital-to-assets ratio (GAAP)	5.39%	6.26%
Capital-to-assets ratio (Regulatory) (1)	6.08	6.28

OPERATING RESULTS

	Three Months Ended March 31,
	2022	2021	Percent Change (2)
Total interest income	$168	$178	(6)%
Total interest expense	87	102	(15)
Net interest income	81	76	6
Non-interest income (loss)	(37)	(32)	(18)
Non-interest expense	26	23	9
Affordable Housing Program assessments	2	2	(10)
Net income	$16	$19	(14)

Return on average equity	1.48%	1.96%
Return on average assets	0.09	0.12
Annualized dividend rate	2.00	2.00
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of greater than 100% are shown as “NM” (not meaningful).
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